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                                                                   Exhibit 99.01

FOR IMMEDIATE RELEASE                                Contact:  Larry Fitzpatrick
                                                                    609/951-6006
                                                                  Carolyn Tieger
                                                                    202/955-6200


         U.S. Supreme Court Fails to Preserve Model Asbestos Settlement

     Washington, D.C., June 25, 1997 -- Supporters of a $1.3 billion pioneering asbestos class action settlement agreement vowed to continue their efforts to resolve the national asbestos litigation crisis, despite today's U.S. Supreme Court decision to preserve an adverse appellate court ruling in Amchem Products vs. Windsor, more commonly known as Georgine, a precedent-setting asbestos class action settlement agreement that had been approved by the District Court and lauded as a model for tort reform.

     "We are, of course, disappointed that the Supreme Court did not choose to preserve the Georgine settlement, however, we remain determined to resolve the asbestos litigation nightmare and to help alleviate the backlog of individual claims that are clogging the nation's courts," said Larry Fitzpatrick, president and chief executive officer of the Center for Claims Resolution (CCR), a group of 20 defendant companies that petitioned the court to hear Georgine.

     Approved by a U.S. District Court in 1994, Georgine was overturned in May 1996 by a three-judge panel of the Third Circuit Court of Appeals, which held that a class could not be certified for settlement purposes only. Shortly thereafter, in stark contrast to the Third Circuit decision, the Fifth Circuit Court of Appeals ruled that a similar settlement involving future claims against Fibreboard Corp. (Flanagan v. Ahearn) could in fact be certified for settlement purposes alone.

     The CCR plans continue its efforts to find a means of preserving the essential tenets of the agreement through alternative channels, Fitzpatrick said.

     Georgine, a nationwide agreement between the 20 CCR member companies and court-appointed leaders of the asbestos plaintiffs' bar, would have resolved asbestos personal injury claims through a court-approved administrative process and, ultimately, brought more than 20 years of asbestos litigation to an end. In fact the Third Circuit itself called Georgine, which had the support of organized labor, "arguably a brilliant partial solution to the scourge of asbestos that has heretofore defied global management in any venue."

     Originally filed in January 1993, Georgine met several legal benchmarks along the way, including fairness tests and a court-approved, three-month national notification campaign that reached millions of Americans.

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     The Center for Claims Resolution was formed in 1988 to provide an efficient, economical alternative to traditional tort defense. In its nine years of operation, CCR has successfully resolved more than 180,000 claims.

     CCR members include Amchem Products, Inc., A.P. Green Industries, Inc., Armstrong World Industries, Inc., Asbestos Claims Management Corporation (formerly National Gypsum Co.), CertainTeed Corp., C.E. Thurston & Sons, Inc., Dana Corp., Flexitallic, Inc., GAF Corp., I.U. North America, Inc., Maremont Corp., National Service Industries, Inc., Nosroc Corp., Ferodo America, Inc. (formerly Nuturn Corp.), Pfizer Inc., Quigley Company, Inc., Shook & Fletcher Insulation Co., T&N plc, Union Carbide Chemicals and Plastics Company, Inc., and United States Gypsum Co.










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